Exhibit 17.1

Date: November 6, 2006

To the Board of Directors of Kodiak Sciences, Inc.

I hereby resign as director of the company.

Very truly yours,

/s/ Michael Weiser, M.D., Ph.D
Michael Weiser, M.D., Ph.D.